EXHIBIT 10.55
734.414.6100 | 47827 Halyard Drive | Plymouth, MI 48170 | perceptron.com

December 20, 2019	Page 1 of 2

Bill Roeschlein

1232 Coolidge Avenue

San Jose, CA 95125

Dear Bill:

This is to confirm our offer for the position of Interim Chief Financial Officer (CFO), Principal Financial Officer and Principal Accounting Officer located at Perceptron’s Plymouth, Michigan headquarters. In this role you will report to Jay Freeland, Board Chairman and interim CEO.

Information regarding your compensation and benefits is as follows:

•	Your pay and benefits will be based on working four days or 28 hours per week. There is flexibility in scheduling those hours/days around your travel arrangements.

•	You will be considered an exempt employee and will be paid a weekly salary of $7,200 on a bi-weekly payroll basis.

•	You will be reimbursed for reasonable travel, housing and rental car expenses incurred in the performance of your duties.
•

You may choose to participate in the Perceptron Employees’ 401(k) Plan. Your eligibility for the plan begins on the 1st of the month following your date of hire.  Perceptron provides a discretionary match based on business results.

•

As we have discussed, we would like you to start as soon as possible with a tentative start date of Monday, January 6, 2020.  Please keep us posted as to your travel arrangements and if there are any changes to our start date.

Perceptron is an “at will” employer.  This means that the Company may terminate your employment at any time, with or without cause, and with or without notice. Likewise, you may terminate your employment with the Company at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States at the commencement of your employment.

This offer expires on Monday, December 23, 2019 and is contingent upon a successful references/background check and your acceptance and signature on Perceptron’s standard agreements covering proprietary information, inventions, business conduct and ethics.

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Bill Roeschlein – Page 2 of 2

Please indicate your acceptance of this offer by signing in the space provided below.

Sincerely,

/s/ Debora Thompson

Debora Thompson

Director, Global Human Resources

ATTACHMENTS (2):	Notice and Authorization for Applicant Background Investigation
Questionnaire for Officer Candidates

I accept this offer of employment. I understand that Perceptron is an at-will employer and that no terms of this offer express or imply that employment is for any specified period of time.  I further understand that Perceptron, Inc., in its sole discretion, reserves the right to make changes to employee compensation, benefits, practices and/or policies.

/s/ Bill Roeschlein	12/30/19
Bill Roeschlein	Date